EXHIBIT 99.1

Coldwater Creek Announces Fiscal 2006 Fourth Quarter and Year End Results

Sandpoint, Idaho, March 7, 2007 – Coldwater Creek Inc. (NASDAQ: CWTR) today reported financial results for the three and twelve month periods ended February 3, 2007.

Consolidated Results

Net income for the three-month period ended February 3, 2007, decreased $0.5 million, or 3.1 percent, to $15.9 million, or $0.17 per diluted share. This compares with net income of $16.4 million, or $0.17 per diluted share, for the three-month period ended January 28, 2006. Net sales in the fiscal 2006 fourth quarter increased 29.1 percent to $366.6 million from $283.9 million in the fiscal 2005 fourth quarter.

Net income for the fiscal year ended February 3, 2007, increased $13.8 million, or 33.2 percent, to $55.4 million, or $0.59 per diluted share, compared with net income of $41.6 million, or $0.44 per diluted share, for the fiscal year ended January 28, 2006. Net sales in fiscal 2006 increased 35.3 percent to $1.05 billion from $779.7 million in the same period a year ago.

Comparable store sales increased 2.3 percent for the three-month period ended February 3, 2007, compared with a 21.6 percent increase in the prior-year period.

“Overall, we were pleased with the full-year results, which include reaching the milestone of more than $1 billion in net sales and adding 65 new premium retail stores to meet our goal of 239 locations in operation at year end,” said Dennis Pence, chairman and chief executive officer for Coldwater Creek. “We also navigated a challenging fourth-quarter in terms of holiday season traffic, and although additional clearance activity had a negative impact on gross margin, we delivered on our commitment to end the period with a clean and current inventory position.”

Gross profit for the fiscal 2006 fourth quarter was $149.8 million, or 40.9 percent of net sales, compared with $127.4 million, or 44.9 percent of net sales, for the fiscal 2005 fourth quarter. The decrease in gross profit rate was primarily due to increased promotions related to clearance activity partially offset by higher merchandise margins associated with the direct sourcing program.

Selling, general and administrative expenses for the fiscal 2006 fourth quarter were $125.8 million, or 34.3 percent of net sales, compared with $100.8 million, or 35.5 percent of net sales, for the fiscal 2005 fourth quarter. The increase in selling, general and administrative expenses of $25.0 million was driven primarily by marketing, personnel and overhead costs associated with the company’s retail expansion.

Income from operations for the fiscal 2006 fourth quarter decreased $2.6 million, or 9.9 percent, to $24.0 million, or 6.5 percent of net sales, compared with $26.6 million, or 9.4 percent of net sales, for the fiscal 2005 fourth quarter. Income from operations for the fiscal year ended February 3, 2007 increased $18.2 million, or 27.7 percent, to $83.9 million, or 8.0 percent of net sales, compared with $65.7 million, or 8.4 percent of net sales, for the fiscal year ended January 28, 2006.

Retail Segment

Net sales from the retail segment, which includes the company’s premium retail stores, resort and outlet stores and six test spa locations, increased 37.5 percent to $224.3 million in the fiscal 2006 fourth quarter, from $163.1 million in the fiscal 2005 fourth quarter. Retail segment net sales represented 61.2 percent of the company’s total net sales in the fiscal 2006 fourth quarter, compared with 57.5 percent in the fiscal 2005 fourth quarter.

Net sales from the retail segment increased 46.1 percent to $664.2 million in fiscal 2006, from $454.5 million in the comparable period last year. Retail segment net sales represented 63.0 percent of the company’s total net sales in fiscal 2006, compared with 58.3 percent in the same period a year ago.

The company opened 14 premium retail stores during the fiscal 2006 fourth quarter for a total of 239 premium retail stores in operation at the end of fiscal 2006, compared with 174 premium retail stores at the end of fiscal 2005.

Direct Segment

Direct segment net sales increased 17.8 percent to $142.3 million in the fiscal 2006 fourth quarter from $120.8 million in the fiscal 2005 fourth quarter. Direct segment net sales represented 38.8 percent of the company’s total net sales in the fiscal 2006 fourth quarter, compared with 42.5 percent in the fiscal 2005 fourth quarter.

Direct segment net sales increased 20.1 percent to $390.4 million in fiscal 2006 from $325.1 million in the comparable period last year. Direct segment net sales represented 37.0 percent of the company’s total net sales in fiscal 2006, compared with 41.7 percent in the same period a year ago.

Internet

Internet net sales increased 35.4 percent to $98.4 million in the fiscal 2006 fourth quarter from $72.6 million in the fiscal 2005 fourth quarter. Internet net sales represented 69.1 percent of the direct segment’s net sales in the fiscal 2006 fourth quarter, compared with 60.1 percent in the fiscal 2005 fourth quarter. Internet net sales represented 26.8 percent of the company’s total net sales in the fiscal 2006 fourth quarter, compared with 25.6 percent in the fiscal 2005 fourth quarter.

Internet net sales increased 33.0 percent to $263.7 million in fiscal 2006 from $198.3 million in the comparable period last year. Internet net sales represented 67.5 percent of the direct segment’s net sales in fiscal 2006, compared with 61.0 percent in the same period last year. Internet net sales represented 25.0 percent of the company’s total net sales in fiscal 2006, compared with 25.4 percent in the comparable period last year.

Catalog

Catalog net sales decreased 8.8 percent to $43.9 million in the fiscal 2006 fourth quarter from $48.1 million in the fiscal 2005 fourth quarter. Catalog net sales represented 30.9 percent of the direct segment’s net sales in the fiscal 2006 fourth quarter, compared with 39.9 percent in the fiscal 2005 fourth quarter. Catalog net sales represented 12.0 percent of the company’s total net sales in the fiscal 2006 fourth quarter, compared with 16.9 percent in the fiscal 2005 fourth quarter.

Catalog net sales decreased 0.1 percent to $126.8 million in fiscal 2006 from $126.9 million in the comparable period last year. Catalog net sales represented 32.5 percent of the direct segment’s net sales in fiscal 2006, compared with 39.0 percent in the same period last year. Catalog net sales represented 12.0 percent of the company’s total net sales in fiscal 2006, compared with 16.3 percent in the comparable period last year.

Liquidity and Inventory

At the end of fiscal 2006, the company had no short or long-term borrowings and a cash position of $148.7 million compared with a cash position of $131.9 million at the end of fiscal 2005. The company’s working capital increased to $173.3 million at the end of fiscal 2006 from $132.0 million at the end of fiscal 2005. Inventory increased $40.6 million, or 47.1 percent, to $127.0 million at the end of fiscal 2006 from $86.3 million at the end of fiscal 2005. This increase is primarily attributable to the addition of 65 premium retail stores since the end of fiscal 2005.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Wednesday, March 7, 2007 at 4:45 p.m. (Eastern) to discuss fiscal 2006 fourth quarter and year end results. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=38005. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the company’s Web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Wednesday, March 14, 2007. The replay can be accessed by dialing (719) 457-0820 and giving the passcode “2263554”. A replay and transcript of the call will also be available in the investor relations section of the company’s Web site.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of premium retail stores located across the country, an Internet site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which may be affected by factors beyond our control, such as increased promotional activity in the specialty retail marketplace, weather, economic, political and competitive conditions and the possibility that because of poor customer response we may be required to sell merchandise at lower than expected margins, or at a loss; unexpected or increased costs or delays in the development and expansion of our retail chain, such as delays we may encounter in securing premium retail space for our stores; our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; delays we may encounter in sourcing merchandise from our foreign and domestic vendors, and risks related to our foreign sourcing strategy, which include additional costs of doing business overseas, transportation delays, and political and economic instability, and the possibility, therefore, that foreign sourcing may not lead to any reduction of our sourcing costs; factors that could cause us to curtail or abandon our spa concept test and to not be able to recover any amounts we have invested, including unexpected or increased costs or delays in developing the spa concept, strain on management or working capital resources and the possibility we will determine through development or testing of the concept that demand does not meet our expectations; unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs; new interpretations of or changes to current accounting rules; increasing competition from discount retailers and companies that have introduced concepts or products similar to ours; difficulties encountered in anticipating and managing customer returns; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K/A Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Divisional Vice President of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Twelve Months Ended
	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006
Statements of Operations:
Net sales	$366,557	$283,922	$1,054,611	$779,663
Cost of sales	216,794	156,561	582,125	426,885

Gross profit	149,763	127,361	472,486	352,778
Selling, general and administrative expenses	125,792	100,758	388,591	287,058

Income from operations	23,971	26,603	83,895	65,720
Interest, net, and other	2,450	1,451	7,672	4,186

Income before income taxes	26,421	28,054	91,567	69,906
Income tax provision	10,514	11,638	36,195	28,336

Net income	$15,907	$16,416	$55,372	$41,570

Net income per share - Basic	$0.17	$0.18	$0.60	$0.45

Weighted average shares outstanding - Basic	93,111	91,893	92,616	91,488
Net income per share - Diluted	$0.17	$0.17	$0.59	$0.44

Weighted average shares outstanding - Diluted	94,606	94,656	94,485	94,365

Supplemental Data:
	Three Months Ended		Twelve Months Ended
	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006
Operating Statistics:
Catalogs mailed	48,024	44,866	118,690	113,013
Premium retail store count			239	174
Spa store count			6	—
Resort store count			1	2
Outlet store count			25	22
Premium retail store square footage			1,338	950

	Three Months Ended		Twelve Months Ended
	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006
Channel Net Sales:
Retail	$224,253	$163,130	$664,170	$454,538
Internet	98,385	72,644	263,656	198,265
Catalog	43,919	48,148	126,785	126,860

Total	$366,557	$283,922	$1,054,611	$779,663

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	February 3, 2007	January 28, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$148,680	$131,856
Receivables	22,138	28,814
Inventories	126,953	86,309
Prepaid and other	13,626	8,319
Prepaid and deferred marketing costs	9,251	10,438
Deferred income taxes	6,000	2,573

Total current assets	326,648	268,309
Property and equipment, net	247,385	178,897
Deferred income taxes	2,070	1,850
Restricted cash	3,552	4,453
Intangible assets	—	4,667
Other	820	234

Total assets	$580,475	$458,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$85,412	$76,329
Current deferred co-branded credit card revenue	5,385	3,112
Accrued liabilities	60,941	45,481
Income taxes payable	1,591	11,377

Total current liabilities	153,329	136,299
Deferred rents	92,175	62,632
Deferred co-branded credit card revenue	8,771	5,428
Supplemental Employee Retirement Plan	7,046	4,982
Other	1,698	672

Total liabilities	263,019	210,013

Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding
Common stock, $.01 par value, 300,000,000 shares authorized, 93,168,138 and 92,020,789 shares issued, respectively	932	920
Additional paid-in capital	124,302	108,316
Deferred compensation on restricted stock units	—	(914)
Accumulated Other Comprehensive Loss	(3,225)	—
Retained earnings	195,447	140,075

Total stockholders’ equity	317,456	248,397

Total liabilities and stockholders’ equity	$580,475	$458,410

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Twelve Months Ended
	February 3, 2007	January 28, 2006
OPERATING ACTIVITIES:
Net income	$55,372	$41,570
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,860	26,733
Stock compensation expense	3,753	337
Supplemental Employee Retirement Plan expense	1,444	315
Deferred rent amortization	(3,907)	(2,706)
Deferred income taxes	(1,585)	(2,111)
Excess tax benefit from exercises of stock options	(8,958)	—
(Gain) loss on asset disposition	843	(103)
Other	14	63
Net change in current assets and liabilities:
Receivables	6,676	(16,057)
Inventories	(40,644)	(22,557)
Prepaid and other	(4,419)	(1,691)
Prepaid and deferred marketing costs	1,187	(3,533)
Accounts payable	10,941	23,459
Accrued liabilities	11,262	10,453
Income taxes payable	(122)	11,644
Deferred co-branded credit card revenue	5,616	8,540
Deferred rents	37,648	28,908
Other changes in non-current assets and liabilities	(1,006)	11

Net cash provided by operating activities	112,975	103,275

INVESTING ACTIVITIES:
Purchase of property and equipment	(108,604)	(80,792)
Restricted cash	—	(4,453)
Repayments of employee loans	—	39

Net cash used in investing activities	(108,604)	(85,206)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options	3,495	2,583
Excess tax benefit from exercises of stock options	8,958	—

Net cash provided by financing activities	12,453	2,583

Net increase in cash and cash equivalents	16,824	20,652
Cash and cash equivalents, beginning	131,856	111,204

Cash and cash equivalents, ending	$148,680	$131,856